Exhibit 23.2

Credit Suisse AG, Zurich Re: Registration Statement No. 333-218604 With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated July 31, 2018 related to our review of interim financial information of Credit Suisse AG as of June 30, 2018 and for the six-month periods ended June 30, 2018 and 2017. Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act. KPMG AG Nicholas Edmonds Anthony AnzevinoLicensed Audit Expert Global Lead PartnerZurich, Switzerland July 31, 2018